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EXHIBIT 11

                            NORSTAN, INC. AND SUBSIDIARIES

                STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE

                       (In thousands, except per share amounts)

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                                               THREE MONTHS ENDED             NINE MONTHS ENDED
                                            -------------------------     -------------------------
                                            FEBRUARY 1,    JANUARY 27,    FEBRUARY 1,    JANUARY 27,
                                               1997           1996           1997           1996
                                            ----------     ----------     ----------     ----------
PRIMARY EARNINGS PER SHARE -

  Weighted average number of
   issued shares outstanding                     9,277          8,522          9,070          8,468

Effect of:
  1986 Long-Term Incentive Plan                    134            400            229            416
  1995 Long-Term Incentive Plan                     40              -             23              -
  Restated Non-Employee Directors'
  Stock Plan                                        32             96             76             96
   Employee Stock Purchase Plan                     11             12             11             10
                                            ----------     ----------     ----------     ----------

Shares outstanding used to compute
 primary earnings per share                      9,494          9,030          9,409          8,990
                                            ----------     ----------     ----------     ----------
                                            ----------     ----------     ----------     ----------

Net income                                  $    2,715     $    2,293     $    7,083     $    5,875
                                            ----------     ----------     ----------     ----------
                                            ----------     ----------     ----------     ----------

PRIMARY EARNINGS PER SHARE                  $      .29     $      .26     $      .75     $      .65
                                            ----------     ----------     ----------     ----------
                                            ----------     ----------     ----------     ----------


FULLY DILUTED EARNINGS PER SHARE -

  Weighted average number of shares
   used for primary earnings per share           9,494          9,030          9,409          8,990

Effect of:
  1986  Long-Term Incentive Plan                     -              -              1              6
  1995  Long-Term Incentive Plan                     -              -              2              -
  Restated Non-Employee Directors'
   Stock Plan                                        -              -              1              2
  Employee Stock Purchase Plan                       -              -              1              2
                                            ----------     ----------     ----------     ----------

Shares outstanding used to compute
 fully diluted earnings per share                9,494          9,030          9,414          9,000
                                            ----------     ----------     ----------     ----------
                                            ----------     ----------     ----------     ----------

Net income                                  $    2,715     $    2,293     $    7,083     $    5,875
                                            ----------     ----------     ----------     ----------
                                            ----------     ----------     ----------     ----------

FULLY DILUTED EARNINGS PER SHARE            $      .29     $      .26     $      .75     $      .65
                                            ----------     ----------     ----------     ----------
                                            ----------     ----------     ----------     ----------

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